LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and is effective as of December 6. 2001. (“Effective Date”)

BETWEEN:

FLOWRAY INC.

(“Licensor”)

and

FLOWSTAR TECHNOLOGIES INC.

(“Licensee”)

BACKGROUND:

A.	Licensor has purchased and developed technology and know-how related to certain flow meters, totalizers, hand-held and fixed flare stack igniters, and other market applications and is the sole legal and beneficial owner of such technologies and of certain intellectual property rights therein.

B.	Licensor is the sole legal and beneficial owner of certain molds used in the plastic injection of parts and the Licensee wishes to use such molds.

C.	Licensee wishes to license such technology and know-how in order to manufacture, market and distribute certain products. and Licensor wishes to grant such license to Licensee.

D.	The Parties wish to formally set forth the terms and conditions of this Agreement.

Agreement

For valuable consideration, the receipt of which each Party acknowledges the Parties agree as follows:

1.	Definitions ~ In this Agreement:

(a)	“Confidential Information” means any and all information provided by either Party to the other in connection with this Agreement. including but not limited to the Technology, this Agreement. and all techniques. trade secrets. sketches. drawings. works of authorship. models. inventions. knowhow-. processes. apparatuses. equipment. ideas. formulae. algorithms. concepts. software products. software are source documents. and test results related to the current, future and proposed products of each Party. and including, without limitation, their respective information concerning research. experimental work. development, design details and specifications. engineering, unpublished financial information. procurement requirements. purchasing. manufacturing, customer lists. investors, employees, business and contractual relationships, business forecasts. sales and merchandising. marketing plans and information the disclosing party provides regarding third Parties.

(b)	“License” means the license granted hereunder by Licensor to Licensee to use the Technology under the terms and conditions of this Agreement.

(c)	“Parties” means Licensor and Licensee collectively, and “Party” means each individually.

(d)	“Person” means an individual, a corporation. a society, a partnership. a government or any government department or agency. a trustee, any unincorporated organization and includes the heirs and legal representatives of an individual.

(e)	“Product” or “Products” means those products of the Licensor current at the relevant time.

(f)	“Technology” means any and all present and future patents, know-how. data and information of any kind relating to certain flow meters. totalizers, hand-held and fixed flare stack igniters. and other related market applications, owned or developed in whole or part by Licensor.

(g)	“Territory” means the entire world.

2.	License

2.1	Grant of License. Subject to the provisions of this Agreement Licensor hereby grants to Licensee and Licensee hereby accepts:

(a) a non-exclusive license (including the right to grant sublicenses with the written consent of the Licensor) in the Technology for the purpose of making, having made, using. marketing and selling the Products in the Territory.

(b) a non-exclusive license to all of Licensor’ s trademarks and logos subject to the provisions of this Agreement.

2.2	Technical Assistance. Licensor, at its ox 11 cost and expense, will provide to Licensee, any and all technical assistance, as Licensee (and its sublicensees) will reasonably require in connection x 4th the exercise of the license granted pursuant to paragraph 2.1 above.

2.3	Reservation of Rights. Licensee acknowledges and agrees that. in spite of the License granted under this Agreement, Licensor will be the sole and exclusive owner of all right. title and interest in and to the Technology and Licensee has no rights in or to the Technology other than the license rights specifically granted under this Agreement. Licensor reserves all other rights to the Technology

2.4	Restrictions. Except as permitted under this Agreement, it is understood and agreed between Licensor and Licensee that the Licensee will not:

(a) directly or indirectly manufacture, sell, or distribute, or facilitate in any manner (including the lending of money or the guaranteeing of any debts or obligations) the manufacture, sale, or distribution of the Products. either individually or in partnership, or jointly or in conjunction with, any other Person: or

(b) directly or indirectly assist (as a director. shareholder, partner, or in any other capacity) any Person to manufacture. sell, or distribute the Products: or

(c) have any direct or indirect interest or concern (as a director, shareholder, partner, or in any other capacity) in or with any Person. if any part of the activities of that Person consists of the manufacture, sale, or distribution of the Products or the facilitation in any manner of the sale of the Products.

Without the express written consent and authorization of Licensor.

2.5	it is understood and agreed between Licensor and Licensee that if the Licensee fails to strictly comply with the provisions of paragraph 2 4 of this Agreement that such a failure constitutes a material breach of this Agreement and Licensor may terminate this Agreement in accordance with the provisions of paragraph 8 of this Agreement.

3.	Licensor’s Rights and Obligations

3.1	Support. Licensor will provide the following support to Licensee:

(a) engineering and design support:

(b) marketing support. documentation. and requirements for correct trademark usage.

3.2	Supply. Licensor will supply to Licensee (and any of its sublicensees) all of Licensees (and any such sublicensees’) the Technology to enable Licensee (and any such sublicensees) to make the Products.

3.3	Audit Right. Licensor will have the right six (6) months from the Effective Date, and at six (6) mouth intervals thereafter, to conduct an audit review, to verify the Licensee is compliant with the provisions of this Agreement.

4.	Licensee’s Obligations

4.1	The Licensee will:

(a) package and label the Products according to the instructions given by Licensor;

(b) manufacture according to the standards of Licensor, such standards to be commercially reasonable and provided to the Licensee by Licensor;

(c) comply with all trademark usage requirements set out by the Licensor;

4.2	Customer Support and Warranty. Licensee will be responsible for providing any support directly to distributors, resellers. or end users of the Product. Licensee is responsible for providing a ninety (90) day warranty and customer support for any Product. In addition, Licensee will provide to Licensor, upon request, from time to time, any Product that has been returned under a warranty so that Licensor may conduct testing thereof and on a quarterly basis, a written report setting out warranty claims and their resolution.

4.3	Records Retention. Licensee will keep complete and accurate records pertaining to the sale of the Product. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

5.	Payment License Fees. In consideration of the License granted under this Agreement, Licensee will pay

5.1	to Licensor a royalty of ten percent (10%) of the gross sales of all Products sold (“Royalty Payment’). The Royalty Payment will be paid on a quarterly basis.

5.2	Late Payments. All late payments will accrue interest at a rate of one and a half percent (0.75%) per month, (9% per annum).

5.3	Taxes. All payments by Licensee will be made free and clear of all and any manner of taxes.
Any such taxes. which are otherwise imposed on payments to Licensee, will be the sole responsibility of Licensee. Licensee will provide Licensor with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Licensor to establish that such taxes have been paid.

6.	Representations and Warranties

6.1	Mutual Representations and Warranties. Each Party represents and warrants that they have full power and authority to execute and deliver this Agreement and to grant the licenses contemplated in this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement and the transactions contemplated by this Agreement will not violate any applicable law, rule or regulation and will not conflict with, or result in a breach of. any of the terms of. or constitute a default under. any agreement to which Licensor is a party or by which it is bound.

6.2	Infringement. To the best of Licensor’s knowledge. the manufacture. use or sale of the Technology by Licensee under this Agreement will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

6.3	No Representation. In spite of paragraph 6.2, Licensor makes no representation or warranty:

(a) as to the efficacy or usefulness of the Technology;
(b) that any of the registrations with respect to the Technology, including, but not limited to, any patents therein, is or will be valid or subsisting; and
(c) that any of the applications with respect to the Technology will proceed to grant.

6.4	Exclusion of Other Warranties. Except as expressly stated in this Agreement. there are no express or implied warranties or conditions in relation to the Technology or any modifications, enhancements or improvements thereto, including implied warranties or conditions of merchantable quality, fitness for a particular purpose.

7.	Liability

7.1	Indemnification. The Parties agree to indemnify and hold each other harmless from and against any and all claims, losses, liabilities, damages. expenses and costs, including, without limitation. reasonable fees for attorneys and court costs, which result from a breach of any of the warranties set forth in this Agreement.

7.2	Liability for Manufacture or Use. Licensee will be responsible for its own acts and omissions relating to the manufacture and use of the Product and Licensor will not indemnify Licensee for costs, expenses, liability, damages or claims, for any injury or death to persons or damage to or destruction of property or other loss or damages arising out of or in connection with any Product made or used by Licensee, except as stated in this Agreement.

7.3	Waiver of Consequential Damages. Except for breaches of License grants or of a Party’s confidentiality obligations, in no event will either Party be liable to the other for any lost profits, lost savings, or any other incidental, special, punitive or consequential damages, even if such Party has been advised of the possibility of such damages, whether in an action under statute, contract. tort (including negligence) or otherwise. arising out of or in connection with this Agreement or in connection with the granting or use of the Licenses hereunder.

8.	Term and Termination

8.1	Term. This Agreement will commence as of the Effective Date and, unless sooner terminated as provided in this Agreement, will continue for a period of three (3) years (the “Tern’). Thereafter the Tern shall automatically renew for successive one-year periods unless either Party gives written notice of its intent not to renew no less than 90 days prior to the expiration of the initial or am subsequent renewal term.

8.2	Termination by Default. If an Event of Default occurs, as defined below. then either Party may terminate this Agreement immediately. An “Event of Default” means the occurrence of any or more of the following:

	(a)	a Party takes advantage of the insolvency laws of an jurisdiction:

	(b)	a Party makes an assignment in bankruptcy or is adjudicated a bankrupt:

	(c)	a Party makes a general assignment in bankruptcy for the benefit of its creditor:

	(d)	a Party has a receiver. administrator or manager of its property, assets or undertaking appointed in such circumstances as would substantially affect the Party’s ability to perform under this Agreement;

	(e)	a Party is ordered by any court of competent jurisdiction to be wound up;

	(f)	a Party becomes insolvent or makes a sale in bulk of its assets;

	(g)	a Party ceases doing business as a going concern;

	(h)	a Party defaults in the performance of any material provision of this Agreement and fails to cure the breach within 30 days from receipt of notice from the other Party.

	(i)	change of ownership of Licensee unless agreed to in writing by Licensor.

8.3	No Damages from Termination. In the event this Agreement is terminated by either Party in accordance with the provisions of this paragraph 8, the Party so electing to terminate this Agreement will not be liable to the other Party for any compensation, reimbursement, or damages of any kind as a result thereof, other than as expressly set out in this Agreement. The termination of this Agreement will not, however, relieve either Party of any obligations or liabilities incurred before the effective date of such termination.

8.4	Effects of Termination. Upon the expiration or termination of this Agreement for any reason:

	(a)	All licenses granted hereunder, will terminate and Licensee agrees to refrain thereafter from representing itself as a licensee and to return to Licensor all tangible items in its position or under its control evidencing the Technology and Confidential Information of Licensor,

	(b)	Upon the expiration or earlier termination of this Agreement, Licensee will have the right to sell off unsold units of any Products for a period of one hundred eighty (180) days (the “Sell-Off Period”), provided that this Agreement has not been terminated as a result of Licensee’s defaults hereunder.

	(c)	Each Party will return to the other Party all Confidential Information and other materials of the other that were held by each under the terms of this Agreement

	(d)	Paragraphs 2.3. 6.3. and 7.1 will continue in frill force and effect. Nothing in this paragraph 8 will be construed so as to prevent or restrict a claim for damages.

9.	General

9 1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations and agreements between the Parties concerning its subject matter.

9.2	Further Assurances. Each Party will do such acts and execute such further documents, conveyances, deeds, assignments. transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed. in order to give full effect to the provisions of this Agreement.

9.3	Assignment. Each Pare to this Agreement will not assign, transfer or dispose of all or any right or obligation under this Agreement to any third party without the prior written approval from the other Party, which will not be unreasonably withheld.

9.4	Waiver and Amendment. No failure or delay by either Party in exercising any of its rights under this Agreement will be considered to be a waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement will be considered to be a waiver of any subsequent breach of the same or any other provision. No modification, amendment, supplement to or waiver of this Agreement or any Schedule hereunder, or any of their provisions will be binding upon the Parties hereto unless made in writing and duly signed by both Parties.

9.5	Successors. This Agreement will endure to the benefit of and be binding upon each of the Parties and each of the Parties’ successors and permitted assigns.

9.6

Severability. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be considered omitted. The remainder of the Agreement will be valid and enforceable to the maximum extent possible.

9.7	Headings. The section headings of this Agreement are inserted as a convenience only, and will not affect the interpretation of its provisions.

9.8	Single, Plural, and Gender Terms. Where the context of the Agreement requires, singular terms will be considered plural, and plural terms will be considered singular and any words importing any gender include any other gender.

9.9	Notices. All notices and requests in connection with this Agreement will be deemed given as of the day they are received by messenger, delivery service, or by mail, postage prepaid, certified or registered, return receipt requested and addressed as follows:

	FLOWRAY INC.	FLOWSTAR TECHNOLOGIES INC.
	8709 50th Avenue	8709 50th Avenue
	Edmonton, Alberta, T6E 5H4	Edmonton, Alberta, T6E 5H4

9. 10	Independent Parties. Nothing in this Agreement will be construed as creating any existing partnership, joint venture. fiduciary or agency relationship between the Parties, or as authorizing either Party to act for the other. The Parties to this Agreement are independent contractors.

9. 11	Dispute Resolution. All disputes concerning the terms and conditions of this Agreement that cannot be resolved between the Parties will be subject to arbitration under the Arbitration Act of Alberta. This paragraph does not apply to situations where a Party has committed a major breach under the terms of this Agreement.

9 12	Governing Law and Forum. The validity. construction. and performance of this Agreement is governed by the laws of the Province of Alberta. Any legal action with respect to this Agreement may be brought only in the Province of Alberta. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this agreement or to the subject mailer hereof.

9. 13	Currency. All references to dollar amounts in this Agreement or other money amount expressed in terms of lawful money of Canada.

9. 14	Force Majeure. Neither Party xx ill be liable for any delay or default in performance hereunder due to any cause beyond its reasonable control, including but not limited to acts of God or the public enemy; laws. regulations. acts or requests of any government or any government officer or agent purporting to act under duly constituted authority; wars, floods, fires, storms, strikes, lockouts. interruptions of transportation, freight embargos, or failures, exhaustion or unavailability on the open market or delays in delivery of material, equipment or services necessary to the performance of any provision hereof; or happening of any unforeseen act, misfortune or casualty but which performance hereunder is delayed or prevented.

9.15	Costs. Except as otherwise provided in this Agreement, the Parties will bear their own costs of and incidental to the preparation, execution and implementation of this Agreement.

9.16	Counterparts. This Agreement may be executed in any number of counterparts. Each executed counterpart will be considered to be an original; all executed counterparts taken together will constitute one agreement.

TO EVIDENCE THEIR AGREEMENT each Party has executed this Agreement as of the Effective Date.

The corporate seal of FLOWRAY INC. was	)
affixed in the presence of:	)
)
/s/ Gregory Burghardt	)	c/s
GREGORY BURGHARDT	)
President and Authorized Signatory	)

The corporate seal of FLOWSTAR	)
TECHNOLOGIES INC. was affixed in the	)
presence of:	)
)
/s/ Gregory Burghardt	)	c/s
GREGORY BURGHARDT	)
President and Authorized Signatory	)